Exhibit 10.06

TRACY BINKLEY

MANAGING DIRECTOR

April 5, 2006

By Hand

Jonathan E. Beyman

Dear Jon:

This letter will confirm our understanding with respect to your resignation from Lehman Brothers Inc. and its subsidiaries and affiliates (together, the “Firm”).

You have expressed your intent to resign voluntarily from the Firm, but have agreed to provide transition services and to undertake certain other obligations as provided in this letter.

Effective as of May 31, 2006, you will resign your position as Managing Director and all committee memberships and other positions you hold with the Firm (your “Resignation Date”).  You will continue to receive base salary and benefits coverage through the Resignation Date.  During this time, you will work to ensure an orderly and successful transition of your responsibilities.  In consideration of your agreement to work through your Resignation Date and your commitment to abide by the other terms contained in this agreement, including the obligation not to solicit employees and to be reasonably available to the Firm for transition and advisory services, the Firm will pay to you a cash special separation payment of $800,000, less tax withholdings and deductions, on or about January 1, 2007.

If you materially breach any obligation you have under this letter agreement, you will not receive the special payment and, if such payment has already been made, will be required to promptly repay such amount to the Firm. Pursuant to the Firm’s policy regarding bonus entitlements for terminating employees, you acknowledge that you are not receiving a bonus for fiscal year 2006 and that you are not entitled to severance.

In consideration of the terms of this agreement, including the special separation payment, you agree as follows:

a)              you will reasonably cooperate with the Firm with respect to matters relating to your responsibilities while employed by the Firm, including but not limited to any business-related litigations, arbitrations or investigations;

b)             through December 31, 2006, you will be reasonably available from time to time to the CAO of the Firm and his or her designees to advise on business matters pertaining to your areas of expertise and experience;

c)              consistent with your existing obligations to the Firm, you will continue to maintain in strictest confidence all confidential or proprietary information concerning or relating to the Firm and/or its clients and not disclose or provide access to or copies of such information, directly or indirectly, to any other person or entity without the Firm’s prior written consent, and will return to the Firm any and all Firm property that you may possess within one week after your last day of active employment;

d)             you will not disparage the Firm or its directors or officers, and you will not direct, encourage or suggest in any way to any other person that such other person disparage the Firm or its directors or officers; and

e)              through May 31, 2008, you will not for the benefit or any person or entity other than the Firm directly or indirectly, in any capacity whatsoever, solicit, recruit or otherwise encourage the resignation of any person who is currently an executive, employee, agent, consultant or independent contractor of the Firm, or who was so within the twelve-month period preceding such solicitation, recruitment, or encouragement.

In addition to the above, you agree to the terms of the release attached to this letter as Exhibit A.  Notwithstanding the release and the other terms of this agreement, you will remain eligible for indemnification pursuant and subject to the corporate charter and by-laws with respect to your employment through your Resignation Date.

Your rights to benefits under any employee benefits plans, including your rights with respect to any outstanding equity awards, and your rights under any investment partnerships, will be determined in accordance with the terms of such plans and partnerships and any applicable agreements, as such apply in the case of a voluntary resignation from the Firm.  Please be advised that our employee benefits plans may be modified or terminated in accordance with plan terms.

You have been given a period of twenty-one days from the date of this letter to review and consider it before signing.  In addition, you may revoke the agreement within seven days of your signing it by delivering a written notice of revocation addressed to Tracy Binkley, Lehman Brothers, 745 7th Avenue, New York, New York.  Should you revoke the agreement, it will be null and void.

This letter constitutes the entire agreement between you and the Firm and supersedes any other written or unwritten agreement between you and the Firm with respect to the separation of your employment.  This letter may only be amended or terminated by a written agreement signed by you and the Firm.  This letter will be binding on the Firm and its successors and assigns.

Finally, I want to express my sincere appreciation for your contributions to Lehman Brothers and your agreement to work with us through this transition. If this letter accurately reflects our understanding, please sign in the space indicated below and return the signed copy to me.

Very truly yours,

/s/ Tracy Binkley
Tracy Binkley
Global Director of Human Resources

Accepted and Agreed:

/s/ Jonathan E. Beyman	April 6, 2006
Jonathan E. Beyman	Date

Exhibit A:  Release

In consideration of the benefits described in the letter agreement to which this Exhibit A is attached, you agree to forever release the Firm, including all affiliated companies, past and present parents, subsidiaries and divisions and present and former employees, officers, directors, successors and assigns, from all claims you may now have based on your employment with the Firm, or the termination of that employment, to the maximum extent permitted by law.  This includes a release, to the maximum extent permitted by law, of any rights or claims you may have under federal, state or local laws of the United States, including: the Age Discrimination in Employment Act, which generally prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which generally prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, which generally prohibits discrimination on the basis of disability; the Employee Retirement Income Security Act of 1974, which governs the provision of pension and welfare benefits; and all other federal, state or local laws prohibiting employment discrimination.  This also includes a release by you of any claims for wrongful discharge, any compensation claims, or any other claims under any statute, rule, regulation or under the common law.  This release covers both claims that you know about and those you may not know about.

JEB Initials: